[Exhibit 23.2]



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Director Stock Option Plan, 1997 Employee Stock Option Plan, 1998 Executive Officer Stock Plan, and the Stock Option grants to Edgar S. Woolard, Jr. and Garreth C.C. Chang, of our report dated October 14, 1996, with respect to the consolidated financial statements and schedule of Apple Computer, Inc., as of September 27, 1996 and for the two years then ended, included in its Annual Report (Form 10-K) for the year ended September 26, 1997, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
                                                 ERNST & YOUNG LLP


San Jose, California
July 29, 1998























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